Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectuses of Turtle Beach Corporation and to the incorporation by reference therein of our reports dated March 17, 2025, with respect to the consolidated financial statements of Turtle Beach Corporation, and the effectiveness of internal control over financial reporting of Turtle Beach Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Jericho, New York
May 9, 2025